EXHIBIT 21
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                                 SUBSIDIARIES

  Beck Evaluation and Testing Associates, Inc.       New York corporation
  Assessment and Evaluation Concepts Inc.            Massachusetts corporation
  Achievement Data, Inc.                             Minnesota corporation
  Questar Educational Systems, Inc.                  Minnesota corporation